Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM	MORRISON FOERSTER LLP BEIJING, BERLIN, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, NEW YORK, NORTHERN VIRGINIA, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

October 27, 2020

D.A. Davidson & Co.

8 Third Street North

The Davidson Building

Great Falls, Montana 59401

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, New York 10171

Janney Montgomery Scott LLC

1717 Arch Street, Floor 22

Philadelphia, Pennsylvania 19103

Together with the other Underwriters named in

Schedule I to the Underwriting Agreement

Re:      General Finance Corporation

Ladies and Gentlemen:

We have acted as counsel to General Finance Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $60,000,000 aggregate principal amount of its 7.875% Senior Notes due 2025 (the “Notes”), pursuant to the terms of an Underwriting Agreement, dated October 21, 2020 (the “Underwriting Agreement”), by and between the Company, D.A. Davidson & Co., B. Riley Securities, Inc. and the Janney Montgomery Scott LLC (the “Underwriters”), together with the other Underwriters named in Schedule I to the Underwriting Agreement. The Notes have been issued pursuant to the terms and conditions of the indenture, dated as of June 18, 2014 (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Original Trustee”), as supplemented by the third supplemental indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Original Trustee and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Series Trustee” and, together with the Original Trustee, the “Trustee”), dated as of October 27, 2020. This opinion is furnished to you pursuant to Section 8(c) of the Underwriting Agreement. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Underwriting Agreement.

October 27, 2020

Page Two

We have examined originals or copies of the following documents (collectively, the “Documents”):

(i)	the Underwriting Agreement; and

(ii)	the Indenture.

(iii)	the Global Note, dated October 27, 2020

In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officers of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also examined the registration statement on Form S-3 (File No. 333-227399) filed with the Securities and Exchange Commission (the “Commission”), including a base prospectus, relating to various debt and equity securities of the Company, including the Notes, as declared effective by the Commission on July 7, 2020 (the “Registration Statement”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), the Disclosure Package and the Prospectus (each as defined in the Underwriting Agreement), the incorporated documents referred to below, and evidence satisfactory to us that the Registration Statement became effective under the Securities Act on July 7, 2020.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization thereof by each such other party of all requisite action and the due execution and delivery of such documents by each such other party, and that such documents constitute the legal, valid and binding obligations of each such other party enforceable against such party in accordance with their terms.

Our opinion in paragraph 1 as to the good standing of the Company is based solely on certificates of public officials in the state named in such paragraph.

In rendering our opinion in paragraph 3 below, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all of which are subject to change or differing interpretations, possibly on a retroactive basis. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court. Moreover, a change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants or assumptions on which our opinion is based could affect our conclusions.

October 27, 2020

Page Three

With respect to the opinion set forth in paragraphs 6 and 7 below, we express no opinion as to any state or federal laws or regulations applicable to the Company because of the nature or extent of its business. For purposes of our opinions in paragraph 7 below, as to agreements which by their terms are or may be governed by the laws of a jurisdiction other than the State of New York, we assume that such agreements are governed by the laws of the State of New York. In addition, in rendering the opinions set forth in paragraphs 6 and 7 below, our opinion is based on a review of those laws which, in our experience, are normally applicable to transactions of the type contemplated by the Documents. To the extent otherwise applicable to the opinions set forth herein, we have relied upon the representations and warranties of the Company as to matters of fact contained in the Documents and certificates of officers and other representatives of the Company delivered at the closing of the purchase and sale of the Notes pursuant to the Underwriting Agreement. We have made no independent investigation as to whether the foregoing certificates are accurate or complete, but nothing has come to our attention that has caused us to believe that such certificates are inaccurate or incomplete in any material respect.

With respect to the opinions set forth in paragraphs 6 and 7 below, we have assumed the Company has duly performed its obligations under the Documents in compliance with the terms of the Documents.

In rendering our opinion in paragraph 13 below, we have reviewed a copy of the Company’s organizational chart that was provided by the Company and we have relied as to factual matters upon certificates of officers of the Company and information publicly filed by the Company with the Securities and Exchange Commission. We have made no independent investigation as to whether the foregoing certificates or publicly filed information are accurate or complete.

In rendering our opinion in paragraph 13, we have assumed that the Company will apply the proceeds of the sale of the Notes as set forth under “Use of Proceeds” in the Disclosure Package and the Prospectus.

Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge, it is intended to mean that, in the course of our representation of the Company, the attorneys currently with our firm who have represented the Company have not acquired actual knowledge of the existence or absence of such facts. We have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Company.

October 27, 2020

Page Four

The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

A.	We express no opinion as to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination.

B.	We express no opinion as to limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where a default under the Documents is not material.

C.	We express no opinion as to the effect of judicial decisions permitting the introduction of extrinsic evidence to supplement the terms or aid in the interpretation of the Documents.

D.	Except to the extent encompassed by an opinion set forth below with respect to the Company, we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party to the Documents with any law, regulation or order applicable to it, or (ii) the legal or regulatory status or the nature of the business of any such party.

E.	We express no opinion as to the enforceability of provisions of the Documents providing for indemnification or contribution, to the extent such indemnification or contribution is against public policy. We advise you that an indemnification provision may not be enforceable in the absence of negligence on the part of the indemnitor or if a loss was caused by an indemnitee’s negligence.

F.	We express no opinion as to the enforceability of provisions of the Documents imposing or which are construed as effectively imposing a penalty.

G.	We express no opinion as to the effect of the law of any jurisdiction, other than the State of New York, that limits the rates of interest legally chargeable or collectible.

H.	We express no opinion as to whether New York Gen. Oblig. Law Section 5-1401 operates to preclude consideration of a public policy of any jurisdiction other than the State of New York having a substantial relationship to the transactions contemplated by the Documents in determining the enforceability of the choice of law provision contained in the Documents as it relates to any particular provision of the Documents.

October 27, 2020

Page Five

I.	Our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

J.	We call to your attention that to the extent that the Company is located outside the State of New York, it may be necessary to seek execution or enforcement of certain rights and remedies under the laws of another jurisdiction. We express no opinion as to whether or to what extent any such other jurisdiction would give effect to the laws of the State of New York with respect to such matters.

K.	We express no opinion as to the enforceability of provisions of the Documents which purport to establish evidentiary standards or to make determinations conclusive or powers absolute.

L.	We express no opinion as to any provision of the Documents providing for rights of setoff.

M.	We express no opinion as to whether the provisions of the Documents under which the Company submit to the jurisdiction of one or more New York courts or federal courts located in the State of New York are subject to the application of the doctrine of forum non conveniens or a similar statutory principle or as to the subject matter jurisdiction of the federal courts located in the State of New York to adjudicate any dispute under the Documents.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Company is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the Registration Statement, the Disclosure Package and the Prospectus, and, based solely on a review of the certificates set forth on Schedule I attached hereto, as of the date of such certificates indicated on Schedule I, each of the Company and its domestic subsidiaries is in good standing as a foreign entity in each jurisdiction set forth opposite its name on such schedule.

2.	The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

3.	The statements in each of the Disclosure Package and the Prospectus under the caption “Material Federal Income Tax Considerations” insofar as they refer to statements of U.S. law or legal conclusions fairly summarize, in all material respects, the information described therein.

October 27, 2020

Page Six

4.	The Registration Statement, the Disclosure Package and the Prospectus (other than the financial statements, notes and schedules thereto included or incorporated by reference therein and other information of a financial or accounting nature or information of a statistical nature derived therefrom included or incorporated by reference therein, as to which we express no opinion), excluding the documents incorporated by reference therein, appear on their face to comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder.

5.	Based solely on the notice of effectiveness posted on the SEC website at www.sec.gov, the Registration Statement has been declared effective under the Securities Act. Any required filing of the Preliminary Prospectus or the Prospectus, and any supplements thereto prior to the date hereof, pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); any required filing of any Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433; and based solely on the information provided on the SEC’s website under “Enforcement – Stop Orders” and on a review of the Company’s EDGAR filings on the SEC website at www.sec.gov, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been instituted or threatened under the Securities Act.

6.	No consent, approval, authorization or order, registration or qualification with any United States federal or New York State governmental agency or body or any regulatory authority or, to our knowledge, any New York State or United States federal court is required for the execution, delivery and performance by the Company of its obligations under the Underwriting Agreement and the Indenture and the issuance and sale of the Notes pursuant thereto and the consummation of the transactions contemplated thereby, other than those consents, approvals, authorizations, orders, registrations or qualifications as may be required under the Securities Act, under state securities or Blue Sky laws, any necessary listing application with the Nasdaq Global Market (“Nasdaq”) and under the rules of the Financial Industry Regulatory Authority (“FINRA”) in connection with the purchase and distribution of the Notes by the Underwriter.

7.	The execution, delivery and performance by the Company of the Underwriting Agreement and the Indenture, the issuance and sale of the Notes and the consummation of the transactions contemplated thereby by the Company will not (a) result in a breach by the Company or constitute a default by the Company under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries pursuant to any agreement or instrument (including any indenture, mortgage, deed of trust or loan agreement) filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2020 or any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K (“Reviewed Agreements”) and to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries are bound or to which any of the property or assets of the Company or its subsidiaries is subject, or result in an acceleration of obligations of the Company under any of the terms of any of the Reviewed Agreements or cause the Company to violate any federal or New York statute, law, rule or regulation applicable to the Company or the Delaware General Corporation Law or cause the Company to violate any order, writ, judgment or decree known to us of any federal or New York State court or governmental agency or body or any regulatory authority having jurisdiction over the Company or its subsidiaries or any of their respective properties, except as would not, individually or in the aggregate, result in a Material Adverse Effect (as defined in the Underwriting Agreement) or (b) result in any violation of the provisions of the the certificate of incorporation and bylaws of the Company as in effect as of the date hereof (provided that we express no opinion for purposes of clause (a) as to any breach of or default under any financial covenant or any provision requiring a mathematical, accounting or financial computation).

October 27, 2020

Page Seven

8.	The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (assuming due authorization, execution and delivery thereof by the Trustee); the Indenture has been qualified under the Trust Indenture Act.

9.	The statements in each of the Registration Statement, the Disclosure Package and the Prospectus under the captions “Description of the Notes” and “Description of Debt Securities” insofar as such statements constitute matters of U.S. law or summaries of the Indenture or Notes, other documents or legal proceedings under such laws, fairly summarize, in all material respects, the information described therein.

10.	The Notes have been duly authorized, executed and delivered by the Company and, assuming the due authentication and delivery of the Notes as provided in the Indenture and payment for the Notes by the Underwriter in accordance with the terms of the Indenture and the Underwriting Agreement, constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

11.	The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.

October 27, 2020

Page Eight

12.	The Company has an authorized capitalization as set forth under the caption “Capitalization” in the Registration Statement, the Disclosure Package and the Prospectus.

13.	The Company is not and, immediately after giving effect to the offering and the sale of the Notes and the application of the proceeds thereof as described in the Prospectus will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York, the Delaware General Corporation Law and federal laws of the United States, which are in effect on the date hereof. We express no opinion as to whether any federal or state court outside of the State of New York would give effect to the choice of the laws of the State of New York provided for in the Indenture and the Notes. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the purchase, ownership and disposition of the Notes or of any transaction related to or contemplated thereby.

This letter is furnished by us to you as the Underwriter, and is solely for your benefit in connection with the transactions referenced in the first paragraph. This letter may not be relied upon for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any other purpose without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Morrison & Foerster LLP

SCHEDULE I

1.	Good standings from the State of Delaware for General Finance Corporation, dated October 23, 2020

2.	Foreign qualification from the State of California for General Finance Corporation, dated as of October 21, 2020

3.	Good standings from the State of Delaware for GFN Manufacturing Corporation, dated October 22, 2020

4.	Good standings from the State of Delaware for GFN North America Corp., dated October 22, 2020

5.	Good standings from the State of Delaware for GFN North America Leasing Corporation, dated October 22, 2020

6.	Good standings from the State of Delaware for Lone Star Tank Rental Inc., dated October 23, 2020

7.	Good standings from the State of Indiana for Pac-Van, Inc., dated October 21, 2020

8.	Certificates of Fact from the State of Texas for Southern Frac, LLC, dated October 21, 2020

9.	Good standings from the State of Delaware for GFN Realty Company, LLC, dated October 22, 2020